Exhibit 8.1

                        May 16 , 2011

Boards of Directors
First Connecticut Bancorp, Inc. (Connecticut)
First Connecticut Bancorp, Inc. (Maryland)
One Farm Glen Boulevard
Farmington, Connecticut  06032

Ladies and Gentlemen:

You have requested our opinion regarding the material federal, Connecticut, and Maryland income tax consequences that will result from the conversion of First Connecticut Bancorp, Inc., a Connecticut mutual holding company incorporated on November 18, 2005, into a Maryland capital stock holding company pursuant to the Banking Law of Connecticut, Conn. Gen. Stat. § 36a-197, and the subsequent issuance of shares in a public offering by such Maryland capital stock holding company.  The Conversion is to be effected by the integrated transactions described in the Plan of Conversion and Reorganization of First Connecticut Bancorp, Inc. and Farmington Bank, dated January 25, 2011, and Amended and Restated as of March 22, 2011, adopted by the Boards of Directors of First Connecticut Bancorp, Inc., (Connecticut) and Farmington Bank (the “Plan”).

Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

The following assumptions have been made in connection with our opinions herein below:

1.  The current structure , the steps to be undertaken, and the material terms and conditions of such steps are as set forth in the Plan and in the Registration Statement of First Connecticut Bancorp, Inc. on Form S-1 (FIle No. 333-171913), as amended, filed with the Securities and Exchange Commission on May 16, 2011.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
May 16 , 2011

2 .           The Mutual Holding Company Merger and the Mid-Tier Holding Company Merger will be undertaken by the Mutual Holding Company, the Mid-Tier Holding Company, and the Holding Company for valid business purposes and not for the purpose of tax avoidance.

3 .           Subscription rights to purchase shares of common stock in the Company issued in accordance with the Plan to (1) Eligible Deposit Account Holders, (2) Tax-Qualified Employee Benefit Plans including Bank’s employee stock ownership plan, and (3) Supplemental Eligible Deposit Account Holders, will have no ascertainable market value at the time of their issuance, and the price at which the subscription rights are exercisable will not be more or less than the market value of the shares upon issuance.

4 .           The liquidation interests in the Mid-Tier Holding Company received by Depositors in exchange for their interests in the Mutual Holding Company in connection with the Mutual Holding Company Merger, and interests in the Liquidation Accounts received by Depositors upon the Mid-Tier Holding Company Merger, will not have any economic value at the time the Depositors receive such interests.

5 .           Exclusive of shares of stock issued in the Conversion or consideration paid for such shares of stock, the fair market value of the consideration received by each Depositor in the Conversion will be approximately equal to the fair market value of the consideration surrendered by each Depositor in the Conversion.

6 .           Immediately following the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger, but prior to the Offerings, the Depositors will own all of the liquidation interests or rights to the Liquidation Accounts.

7 .           Immediately following the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger, but prior to the Offerings, the Holding Company will possess the same assets and liabilities as those possessed by the Mutual Holding Company immediately prior to the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
May 16 , 2011

8 .           Immediately prior to the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger, the Mutual Holding Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Mutual Holding Company.

9 .           The Holding Company has no plan or intention to reacquire any of the liquidation rights, rights to Liquidation Accounts, or subscription rights issued to Depositors in the Conversion.

10 .           The Holding Company has no plan or intention to sell or otherwise dispose of any of the assets of the Mutual Holding Company acquired in the Conversion, except for dispositions made in the ordinary course of business.

11 .           The liabilities of the Mutual Holding Company assumed by Holding Company plus the liabilities, if any, to which the transferred assets are subject, were incurred by Mutual Holding Company in the ordinary course of its business and are associated with the assets transferred.

12 .           Following the Conversion, Holding Company will continue the historic business of Mutual Holding Company or use a significant portion of Mutual Holding Company’s historic business assets in a business.

13 .           The Mutual Holding Company, Mid-Tier Holding Company, Holding Company, and Bank will not pay the expenses of Depositors, if any, incurred in connection with the Conversion.

14 .           The Mutual Holding Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

15 .           Neither Mutual Holding Company nor Mid-Tier Holding Company will (a) elect, or have in effect an election, to be treated as a “regulated investment company” or as a “real estate investment trust” or file any tax return consistent with such treatment or (b) be a corporation 50 percent or more of the fair market value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment.  In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and each corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the shareholder corporation owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.  In addition, in determining total assets for purposes of making this representation, Mutual Holding Company and Mid-Tier Holding Company shall exclude any cash and cash items (such as receivables), government securities and, under applicable Treasury regulations, assets (if any) acquired (through incurring indebtedness or otherwise) for the purposes of causing Mutual Holding Company or Mid-Tier Holding Company not to be a corporation described in the first sentence of this representation.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
May 16 , 2011

16 .           The fair market value of the assets of Mutual Holding Company transferred to  Holding Company will equal or exceed the sum of the liabilities assumed by Holding Company plus the amount of liabilities, if any, to which the transferred assets are subject.

17 .           None of the compensation received by any employee of Mutual Holding Company or Bank who is also a Depositor will be separate consideration for, or allocable to, any of such employee-Depositor’s interest in liquidation rights, a Liquidation Account, or subscription rights issued or constructively issued to such employee-Depositor.

18 .           Immediately prior to consummation of transactions contemplated by the Plan, the Mid-Tier Holding Company will not hold any property, have any capitalization, or have engaged in any business or other activities except in connection with the Conversion and any related transactions.

19 .           In the Offerings, no stock or securities will be issued for services rendered to or for the benefit of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, or the Bank in connection with the proposed transaction, and no stock or securities will be issued for indebtedness or interest on indebtedness of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, or the Bank.

20 .           The Holding Company has no intention to reacquire any shares of stock issued in the Offerings.

21 .           The market value of Holding Company shares received by each person who receives such shares in the Offerings will be approximately equal to the fair market value of the property or money transferred to the Holding Company in exchange therefor.

22 .           There is no plan or intention on the part of Holding Company or Bank to dispose of the property or money acquired in the Offerings other than in accordance with the Plan or in the normal course of business operations of Holding Company or Bank.

23 .           The Holding Company will remain in existence and retain and use in accordance with the Plan or in the normal course of a trade or business the property or money transferred to Holding Company in the Offerings.

24 .           None of the Mutual Holding Company, Mid-Tier Holding Company, Holding Company, or Bank maintain an office of any kind in Maryland; other than an office of a statutory agent as required by law for accepting service of process, or, own or use property in Maryland, real or personal, whether rented or owned.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
May 16 , 2011

SCOPE OF THE OPINION

Our opinions in this letter are limited to those specifically set forth herein under the heading Opinions.  The opinions are rendered only with respect to the specific facts and representations set forth herein.  We express no opinion with respect to any other federal, state, local, or foreign tax or any legal aspect of the transaction described herein.  No inference should be drawn regarding any matter not specifically opined on below.

In rendering our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Code, the Treasury Regulations thereunder, the General Statutes of Connecticut, the Maryland Code, and judicial and administrative interpretations thereof. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinions.  We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

These opinions are not binding on the Internal Revenue Service, the Connecticut Department of Revenue Services, the Treasury Department of Maryland, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

We are rendering these opinions to the Boards of Directors of each of the following corporations:  First Connecticut Bancorp, Inc. (formed pursuant to Connecticut Business Corporation Act on November 18, 2005); First Connecticut Bancorp, Inc. (formed pursuant to Maryland General Corporation Law on January 27, 2011); Farmington Holdings, Inc.; and Farmington Bank (together, the “Boards of Directors”).  This opinion may not be included in any document available to any third parties, or be incorporated by reference in any document available to such third parties, without our express written consent.

The opinions set forth herein are rendered as of the effective date of the Registration Statement.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
May 16 , 2011

OPINIONS

Based solely on the assumptions set forth hereinabove and our analysis and examination of applicable federal income tax laws, rulings, regulations, and judicial precedents, we are of the opinion that if the transaction is undertaken in accordance with the above assumptions:

1.           The Mutual Holding Company Merger and the Mid-Tier Holding Company Merger will together constitute a mere change in identity, form or place of organization of the Mutual Holding Company, and together such mergers will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.  Neither the Mid-Tier Holding Company nor Holding Company will recognize gain or loss as a result of such mergers.

2.           None of the Mutual Holding Company, Holding Company, eligible deposit account holders nor supplemental eligible deposit account holders, will recognize any gain or loss on the transfer of the assets of the Mutual Holding Company to the Mid-Tier Holding Company in constructive exchange for a liquidation interest established in the Mid-Tier Holding Company for the benefit of such persons who remain depositors of the Bank.

3.           Eligible deposit account holders and supplemental eligible deposit account holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in the Mid-Tier Holding Company for the liquidation accounts in Holding Company and the Bank.

4.           No gain or loss will be recognized by eligible deposit account holders or supplemental eligible deposit account holders upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock.  Eligible deposit account holders and supplemental eligible deposit account holders will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

5.           It is more likely than not that no gain or loss will be recognized by eligible deposit account holders and supplemental eligible deposit account holders upon the constructive distribution to them of such rights in the liquidation accounts as of the effective date of the merger of the Mid-Tier Holding Company with and into Holding Company.

6.           The basis of the assets of the Mutual Holding Company and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period in such assets in the hands of the Mutual Holding Company immediately before the exchange.

7.           The basis of the assets of the Mid-Tier Holding Company and the holding period of such assets to be received by the Holding Company will be the same as the basis and holding period in such assets in the hands of the Mutual Holding Company immediately before the exchange.

Boards of Directors
First Connecticut Bancorp, Inc., et. al.
May 16 , 2011

8.           It is more likely than not that the basis of the shares of Holding Company common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price.  The holding period of Holding Company common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

9.           No gain or loss will be recognized by Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering.

In each instance above in which we opine that no gain or loss will be recognized, such opinion applies to gain or loss that would constitute (a) gross income pursuant to section 61 of the Code, (b) gross income pursuant to section 12-213(a)(9) of the General Statutes of Connecticut, (c) adjusted gross income pursuant to section 12-701(a)(19) of the General Statutes of Connecticut, and (d) Maryland taxable income pursuant to Maryland Code section 10-101(i) of the Tax – General Article.

Sincerely,

/s/ Hinckley, Allen & Snyder LLP

Hinckley, Allen & Snyder, LLP

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Federal Reserve Board and with the Connecticut Department of Banking and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC.  We also consent to the references to our firm in relation to this opinion in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal and Tax Matters.”

Sincerely,

/s/ Hinckley, Allen & Snyder LLP

Hinckley, Allen & Snyder, LLP